                                 Exhibit 3.1

            Restated Articles of Incorporation of Printpack, Inc.

                       ARTICLES OF RESTATEMENT OF THE
                          ARTICLES OF INCORPORATION
                             OF PRINTPACK, INC.


                                     1.

                The name of the corporation is Printpack, Inc.

                                     2.

                The text of the restated articles of incorporation of the corporation is as follows:


                                 ARTICLE ONE

                                    Name

                The name of the Corporation is:

                              "Printpack, Inc."



                                 ARTICLE TWO

                          Authorized Capital Stock

                The corporation is authorized to issue Fifteen Million (15,000,000) shares of stock, designated as "Common Stock." The holders of shares of Common Stock shall have unlimited voting rights and shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the corporation upon dissolution.


                                ARTICLE THREE

                  Actions of Shareholders Without Meetings

                Any action that is required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if the action is taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting groups) of votes that would be necessary to authorize or take such action at a meeting at which all shareholders entitled

                                      2.

to vote were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the corporation for inclusion in the minutes or filing with the corporate records.


                                ARTICLE FOUR

                            Director Exculpation

        4.1 A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability: (A) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (B) for acts or omissions which involve intentional misconduct or a knowing violation of law, (C) of the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (D) for any transaction from which the director received an improper personal benefit.

        4.2 Any repeal or modification of the provisions of this Article by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

        4.3 If the Georgia Business Corporation Code is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of the director of the corporation, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended.

        4.4 In the event that any of the provisions of this Article (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

                                     3.

        These Articles of Restatement contain amendments to the corporation's articles of incorporation requiring shareholder approval. Each of the amendments to the corporation's articles of incorporation contained in these Articles of Restatement were adopted by the directors of the corporation on July __, 1996. The amendments were duly approved by the shareholders of the corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.

        IN WITNESS WHEREOF, the undersigned has executed these Articles of Restatement.


                                        /s/ Dennis M. Love
                                        ------------------------------
                                        Dennis M. Love
                                        President of Printpack, Inc.